Exhibit 23.2

Consent of Independent Public Accounting Firm
The Board of Directors
Synergetics USA, Inc.:
We consent to the incorporation by reference in this Registration Statement No. 333-XXXXX on Form S-8 of Synergetics USA, Inc. pertaining to the Amended and Restated Valley Forge Scientific Corp. 2001 Stock Plan of our report dated September 26, 2003, relating to our audit of the consolidated statements of income, stockholders’ equity and cash flows of Synergetics, Inc. and Subsidiaries for the year ended July 31, 2003, which appears in the Annual Report on Form 10-K of Synergetics USA, Inc. for the fiscal year ended July 31, 2005.

Certified Public Accountants

December 29, 2005
St. Louis, Missouri

1034 S. Brentwood Blvd. Suite 1700 St. Louis, Missouri 63117 (314) 862-2070 Fax: (314) 862-1549	www.mppw.com	2500 Old Highway 94 South Suite 203 St. Charles, Missouri 63303 (636) 441-5800 Fax: (636) 922-3139